Exhibit 10.24

Dustan E. McCoy
October 7, 2008	Chairman and Chief Executive Officer

Inisfail Consulting
Attn:  Mr. Patrick C. Mackey
1 Beachview
County Donegal
Fahan, Ireland

Re: Consulting Services

Dear Pat:

As we discussed, this confirms that Brunswick Corporation would like to retain Inisfail Consulting {the “Firm”} to provide consulting services (the “Services”) to John Pfeifer and his team in connection with Brunswick’s evaluation of its European manufacturing footprint (the “Project).  The Services will be provided as requested by John Pfeifer from time to time, and at a paid fee of $3,500 (USD) for each day of Services provided, plus reasonable expenses incurred in connection with the rendering of the Services.

You agree that the Firm will provide the Services in a professional manner, will comply with all applicable laws and policies of Brunswick, and will represent Brunswick’s interests, to the best of its ability.  The Firm will act at all times as an independent contractor, will be solely responsible for any taxes associated with the fees paid under this Agreement with the Services.  Neither you nor the Firm will, for any purpose, be considered an agent or an employee of Brunswick or any of its affiliates.   Either party will be free to terminate this Agreement at any time on thirty days’ prior written notice.

If you are in agreement with the terms outlined in this letter, please sign and date this letter where indicated below and return a copy to me.

Pat, we are grateful that you are willing to assist us with the Project, and look forward to working with you.

Very truly yours,
By:
/s/ DUSTAN E. MCCOY
Dustan E. McCoy

Agreed and acknowledged:

Inisfail Consulting

By:
/s/ PATRICK C. MACKEY	October 9, 2008
Patrick C. Mackey	Date

Cc:	Russ Lockridge
John Pfeiffer